U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                 FORM 12B-25
                                                      0-6334
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          NOTIFICATION OF LATE FILING             SEC FILE NUMBER

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                                                  CUSIP NUMBER


[X] Form 10-K and Form 10-KSB   [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
and Form 10-QSB   [ ] Form N-SAR

For Period Ended:      March 31, 1999
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:_______________________

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not applicable
_____________________________________________________________________________

PART I - Registrant Information
_____________________________________________________________________________

Full Name of Registrant        AURIC METALS CORPORATION
                        -----------------------------------
Former Name of Registrant          Not Applicable
                         ----------------------------------

Address of Principal Executive Office (Street and Number)
    1475 Terminal Way, Suite D
    Reno, Nevada 89502

Former Address
    1800 East Sahara, Suite 107
    Las Vegas NV 89104
_____________________________________________________________________________

PART II - Rules 12b-25 (b) and (c)
_____________________________________________________________________________

[ X ] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[ X ] The subject report on 10-K will be filed on or before the fifteenth calendar day following the prescribed due date;

[   ] The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

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PART III - Narrative
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     The Company's auditors are currently attempting to verify certain information of the Registrant, which cannot be obtained until the end of the week June 28, 1999. It is anticipated such information may require certain adjustments to the financial statements, and will be obtained as indicated on or about July 2, 1999.

_____________________________________________________________________________

PART IV- Other Information
_____________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification

          James C. Lewis         (801) 530-0447


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such other shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [ ] Yes   [X] No


AURIC METALS CORPORATION has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                            AURIC METALS CORPORATION

Date: June 28, 1999        By:  /s/ James F. Fouts
                               -----------------------
                                 James F. Fouts, President